UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2019 (September 4, 2019)

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6801 Gaylord Parkway, Suite 110 Frisco, Texas		75034
(Address of principal executive offices)		(Zip Code)

(469) 535-8200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ADUS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company.  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 4, 2019, Addus HomeCare Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC, RBC Capital Markets, LLC, and Raymond James & Associates, Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the public offering of 2,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), at a purchase price per share to the public of $79.50 (the “Offering Price”).

Pursuant to the terms and conditions of the Underwriting Agreement, 2,000,000 shares of Common Stock will be issued and sold by the Company (the “Shares”). Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock, at the Offering Price, less any underwriting discounts and commissions.

The estimated net proceeds to the Company from the sale of the Shares to be issued and sold by the Company are expected to be approximately $159.0 million. The Company intends to use some of the net proceeds it receives from the offering to fund the approximately $130.0 million purchase price for the Company’s pending acquisition of Hospice Partners of America, LLC, as previously disclosed by the Company in its Form 8-K, filed with the U.S. Securities and Exchange Commission on August 28, 2019 (the “Acquisition”), and may use any remaining net proceeds of the offering, or all of the net proceeds from the offering if the Acquisition is not consummated, for general corporate purposes, including future acquisitions or investments, and the repayment of indebtedness outstanding under the Company’s amended and restated credit facility. The offering is not conditioned upon successful completion of the Acquisition. The offering is expected to close on or about September 9, 2019, subject to customary closing conditions.

The Common Stock was offered and sold pursuant to a preliminary prospectus supplement, dated September 3, 2019, a final prospectus supplement, dated September 4, 2019, and a base prospectus, dated September 3, 2019, relating to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-233600).

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference, and the description of the Underwriting Agreement herein is qualified in its entirety by reference to such exhibit. A copy of the opinion of Bass, Berry & Sims PLC relating to the legality of the issuance and sale of the shares of Common Stock is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of September 4, 2019, by and among Addus HomeCare Corporation and Jefferies LLC, RBC Capital Markets, LLC, and Raymond James & Associates, Inc., as representatives of the several underwriters named in Schedule A thereto.

5.1	Opinion of Bass, Berry & Sims PLC regarding the legality of shares.

23.1	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Date: September 5, 2019	By:	/s/ Brian Poff
Brian Poff
Chief Financial Officer